Exhibit 99.1

SIRE repurchases Bunge’s stake in Iowa ethanol plant

Council Bluffs, Iowa – January 2, 2020 -- Southwest Iowa Renewable Energy, LLC (“SIRE”) and Bunge North America, LLC (“Bunge”) announced that SIRE repurchased Bunge’s Series B membership units effective December 31, 2019. The purchase was made under the terms of the Bunge Membership Interest Purchase Agreement and ends Bunge’s 13-year ownership interest in SIRE. As part of the transaction, the two Series B directors appointed by Bunge, Andrés Martín and Brett Caplice, resigned from the SIRE board. In addition, the two companies revised commercial agreements.

Karol King, SIRE’s Chairman, stated, “Since we first partnered in 2006 and in the following years, through construction and ethanol industry challenges, Bunge has been an invaluable partner for SIRE.  In particular, SIRE benefitted throughout the years from commercial agreements for corn origination and products and in having two Bunge board members, who provided international agribusiness insight to our business.”  Mr. King continued, “SIRE is very pleased today to be in the position to go forward as an entity wholly-owned by our farmer and community members, with Bunge’s ongoing support for our ethanol marketing.”

SIRE accessed its existing credit facility to fund the unit purchase transaction.  In addition to the stock repurchase, SIRE will assume responsibility for originating corn and selling dried distillers grains produced by the plant.  Under a revised agreement, Bunge will continue to purchase all of the ethanol produced by SIRE.  SIRE will also continue to lease rail cars from Bunge under existing lease agreements.

“As Bunge focuses our resources on our core businesses, selling our shares in SIRE, while maintaining a relationship, is an attractive opportunity,” said Andrés Martín, North America country manager for Bunge. “Bunge is proud to have been a partner in building and operating this successful ethanol plant and we look forward to continuing to work with the SIRE team.”

Mike Jerke, SIRE’s CEO stated, “While conditions in the ethanol industry are difficult, with Bunge’s capital support and strategic advice over the years, SIRE is and will continue to be a strong participant in the renewable energy industry and low-carbon economy.  We look forward to continuing to work with Bunge on a daily basis in managing our ethanol sales and rail car fleet.”

About SIRE
SIRE is located on 275 acres in Council Bluffs, Iowa, operating an ethanol plant that is permitted to produce 140 million gallons per year. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

About Bunge
Bunge (www.bunge.com, NYSE: BG) is a world leader in sourcing, processing and supplying oilseed and grain products and ingredients. Founded in 1818, Bunge's expansive network feeds and fuels a growing world, creating sustainable products and opportunities for more than 70,000 farmers and the consumers they serve across the globe. The company is headquartered in New York and has 25,000 employees worldwide who stand behind more than 360 port terminals, oilseed processing plants, grain silos, and food and ingredient production and packaging facilities around the world.

SIRE Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392

Bunge Contacts:
Ruth Ann Wisener, Investor Relations
Bunge Limited
914-684-3273
ruthann.wisener@bunge.com

Bunge News Bureau
914-659-9209
news@bunge.com